Exhibit 10.3
EXECUTION COPY
SHAREHOLDERS’ AGREEMENT
     AGREEMENT dated as of November 4, 2009 among Orbitz Worldwide, Inc.. a Delaware corporation (the “Company”), PAR Investment Partners, L.P., a Delaware limited partnership (“PAR”), and Travelport Limited, a Bermuda company (“Travelport”).
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Corporate Governance
     Section 1.01. Composition of the Board; Committees. (a) PAR shall have the right to designate a nominee for appointment (the “Designee”) to the Company’s board of directors (the “Board”), provided that:
     (i) Such Designee shall be reasonably satisfactory to the Company, Travelport and the Board;
     (ii) Such Designee shall meet the criteria for Board members set forth in the Company’s corporate governance guidelines as in effect from time to time as reasonably determined by the other Board members;
     (iii) Such Designee shall agree to be bound by the Company’s code of conduct;
     (iv) Such Designee shall qualify as an independent director under the New York Stock Exchange rules;
     (v) Such Designee shall pass the background investigation customarily used to screen candidates for appointment to the Board or senior management positions of the Company;
     (vi) Such Designee shall not be a director or executive officer or other person performing policy making functions with Expedia, Inc., Priceline.com Inc., Amadeus IT Group, S.A. or Sabre Holdings Corporation (the “Competing Companies”); and
     (vii) Neither PAR and it affiliates nor the Designee and its affiliates shall have a net economic interest in any of the Competing Companies that is greater than their net economic interest in the Company, where net economic interest is determined based on value by taking account of all forms of economic interests in the entity and netting all long and short positions. Notwithstanding anything to the contrary, to the extent that the net economic interest of PAR and its affiliates or the

Designee and its affiliates in any one of the Competing Companies is less than $5 million, this Section 1.01(a)(vii) shall not apply to such Competing Company.
     (b) Each of the Company and Travelport agrees to take all reasonable actions to increase the size of the Board to ten directors and cause the Designee to be appointed as a Class I director and cause an additional nominee of Travelport to be appointed as a Class II director reasonably promptly after the effectiveness of this Agreement.
     (c) Each of the Company and Travelport agrees to use its reasonable efforts to cause each individual designated pursuant to Section 1.01(a), subject to the conditions thereof, to be included on the slate of nominees recommended by the Board to the shareholders at the next annual meeting at which such individual is up for election and to solicit proxies and otherwise take reasonable actions to obtain the election of such individual and otherwise give effect to Section 1.01(a).
     (d) Travelport agrees to cause all shares of Company common stock beneficially owned by it and its controlled affiliates to be voted in favor of PAR’s nominee, if such nominee is recommended by the Board, at each annual or other meeting at which such nominee is up for election. If Travelport fails to vote its shares of Company common stock in accordance with this Section 1.01, Travelport shall, upon such failure to so vote, be deemed immediately to have granted to PAR a proxy to vote its shares of Company common stock solely for the election of such nominee. Travelport acknowledges that each such proxy granted hereby, including any successive proxy, if necessary, is being given to secure the performance of an obligation hereunder, is coupled with an interest, and shall be irrevocable until such obligation is performed. Travelport shall not grant any proxy or enter into or agree to be bound by any voting trust or other agreement or arrangement with respect to such shares that is inconsistent with the terms of this Agreement and any such proxy or agreement shall be null and void.
     (e) Reasonably promptly after the execution of this Agreement and until the Designee becomes a director of the Company, PAR shall be granted the right to have a representative who shall satisfy the requirements of Section 1.01(a) and shall have executed a confidentiality agreement reasonably satisfactory to the Company attend all meetings of the Board, except for those meetings or portions of meetings relating to this Agreement or the transactions contemplated by the Exchange Agreement and Purchase Agreement described in Section 4.08 below, as a board observer and receive all materials provided to each board member in connection with such meetings of the Board; provided that the rights granted by this section shall terminate concurrently with the termination of this Agreement.
     (f) If (i) PAR or the Designee, as applicable, fails to satisfy the requirements of Section 1.01(a) at any time, and after receipt of notice from the

Company fails to come into compliance with such requirements within 10 business days of such notice, or (ii) this Agreement otherwise terminates, the Company shall have the right, but not the obligation to cause the Designee to resign or otherwise be removed from the Board. Prior to being nominated for election, PAR will cause the Designee to be bound by this Agreement to the extent it applies to such Designee and to provide an executed resignation letter to the Company that will become effective if (i) the Board determines that such Designee does not comply with the requirements of Section 1.01(a) or (ii) this Agreement terminates and, in either case, the Board determines that such Designee should resign.
     (g) If the Designee ceases for any reason to be director, PAR may designate subject to the conditions in Section 1.01(a) another individual for appointment to fill such vacancy and serve as a director on the Board, subject to the requirement in subsection (a) above.
ARTICLE 2
Certain Covenants and Agreements
     Section 2.01. Confidentiality.
     (a) PAR agrees that Confidential Information furnished and to be furnished to it was and shall be made available in connection with PAR’s investment in the Company. PAR agrees that it shall use, and that it shall cause any person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose. PAR further acknowledges and agrees that it shall not disclose any Confidential Information to any person, except that Confidential Information may be disclosed:
     (i) to PAR’s Representatives in the normal course of the performance of their duties;
     (ii) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which PAR is subject; provided that PAR give the Company prompt notice of any such request, to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and PAR shall cooperate with such efforts by the Company and shall in any event make only the minimum disclosure required by such law, rule or regulation));

     (iii) if the prior written consent of the Board shall have been obtained.
     (b) PAR acknowledges that it may receive material non-public information concerning the Company or its affiliates pursuant to this Agreement, and PAR is aware (and that its Representatives have been or will be advised by it) that the United States securities laws restrict the purchase and sale of securities by persons who possess nonpublic information relating to the issuer of such securities.
     “Confidential Information” means any information concerning the Company or any of its subsidiaries or the financial condition, business, operations or prospects of the Company or any of its subsidiaries in the possession of or furnished to PAR (including by virtue of its present or former right to designate a director of the Company); provided that “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by PAR or its partners, directors, officers, employees, agents, counsel, investment advisers or representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) is or was available to PAR on a non-confidential basis prior to its disclosure to PAR or its Representatives by the Company, (iii) was or becomes available PAR on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to the best of PAR’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another person or (iv) is independently developed by PAR without violating any confidentiality agreement with, or other obligation of secrecy to, the Company.
     Section 2.02 Conflicting Relationship; Reporting. (a) Each of PAR and the Designee agrees promptly (but in no event later than 5 business days) to provide written notice to the Board if such person is or becomes in violation of Sections 1.01(a)(vi) and 1.01(a)(vii) hereto.
     (b) Each of PAR and the Designee agrees that so long as PAR has an interest in ITA Software, Inc. or representation on the board of directors of such company that the Designee will be excused from any discussions by the Board regarding any matters related to, and will recuse himself or herself in any Board actions related to, ITA Software, Inc.

ARTICLE 3
Termination
     Section 3.01. Termination. (a) This Agreement shall terminate on the earliest of:
     (i) the third anniversary of the date hereof;
     (ii) the first day after the Company no longer qualifies for the exemption provided by Section 303A of the New York Stock Exchange Listed Company Manual relating to controlled companies; and
     (iii) the first date on which PAR no longer beneficially owns 20% or more of the outstanding shares of Company common stock.
     (b) This agreement shall terminate if PAR or Designee materially breaches its covenants hereunder.
     (c) Notwithstanding a termination of this Agreement pursuant to Section 3.01(a), PAR shall continue to be bound by Section 2.01 and Article 4.
ARTICLE 4
Miscellaneous
     Section 4.01. Successors and Assigns. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
     (b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any transfer of Company common stock or otherwise.
     Section 4.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to any party at the applicable address or facsimile number set forth on the signature page or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

     Section 4.03. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 4.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.
     Section 4.05. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of or otherwise arising out of this Agreement shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.02 shall be deemed effective service of process on such party.
     Section 4.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 4.07. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
     Section 4.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when (x) each party hereto shall have received a counterpart hereof signed by all of the other parties hereto and (y) the closing of the transactions contemplated by each of the Exchange Agreement, entered into as of the date hereof between PAR and the Company, and the Share Purchase Agreement, entered into as of the date hereof between Travelport and the Company shall have occurred. If either of the Exchange Agreement or the Share Purchase Agreement terminates before the closing of the transactions contemplated thereby or such closings do not occur before June 2, 2010, this Agreement shall terminate. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.
     Section 4.09. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter of this Agreement.
     Section 4.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ORBITZ WORLDWIDE, INC.
By:	/s/ Marsha Williams
	Name:	Marsha Williams
	Title:	Senior Vice President, Chief Financial Officer

Orbitz Worldwide, Inc. 500 W. Madison Street Suite 1000 Chicago, Illinois 60661 Attention: General Counsel Facsimile No.: 312-894-4856

PAR Investment Partners, L.P.
By:	PAR Group, L.P. as its general partner
By:	PAR Capital Management, Inc. as its general partner

By:	/s/ Gina DiMento
	Name:	Gina DiMento
	Title:	General Counsel

PAR Capital Management One International Place, Suite 2401 Boston, Massachusetts 02110 Attention: Gina DiMento Facsimile No.: 617-556-8875 E-mail: dimento@parcapital.com

TRAVELPORT LIMITED
By:	/s/ Jeff Clarke
	Name:	Jeff Clarke
	Title:	President and CEO

TRAVELPORT LIMITED 405 Lexington Avenue, 57th Floor New York, NY 10174 Attention: General Counsel Facsimile No.: 212-915-9169